Exhibit 11.1

(Translation)

Nomura Code of Conduct

Code of Conduct

Message Introduction Clients Our People Society Nomura Group Corporate Philosophy Purpose We aspire to create a better world by harnessing the power of financial markets Management Vision Reaching for Sustainable Growth Values Entrepreneurial Leadership With passion and courage, we continually innovate to meet the needs of our stakeholders Teamwork To build our values and ‘Deliver Together’, we promote diversity and collaboration across divisions and regions Integrity Personal integrity is paramount to us. We act honestly, fairly and openly CODE of CONDUCT 01 02 NOMURA

Message Introduction Clients Our People Society Message from the Group CEO Working with Pride and Integrity Kentaro Okuda President and Group CEO Nomura’s Group Purpose is: “We aspire to create a better world by harnessing the power of financial markets”. By putting this Purpose into practice, we will deepen public trust, build support for our work, and achieve sustainable growth. Our diverse businesses rely on the trust of our clients and all stakeholders. Your actions, both inside and outside work, contribute to that trust. When one person undermines it, we lose credibility and the entire group is affected. The Code of Conduct serves as our guide for ethical decisions and proper conduct. If we do the right thing at all times and are sincere in what we do, it builds lasting trust. It is crucial that you speak up when you notice something inappropriate and help to create a psychologically safe environment that encourages others to speak up. We foster this environment by embracing diversity, being considerate, treating each other with respect, deepening communication, and cultivating trust through empathy and open dialogue. Let us continue to translate our Purpose and Code of Conduct into concrete actions every day. It is not enough to simply comply with rules and regulations. We aim to be a firm that is truly trusted by society, and where everyone can work with high ethical standards, confidence, and pride. I look forward to your continued support. CODE of CONDUCT 03 04 NOMURA

Message Introduction Clients Our People Society CODE of CONDUCT | Message from the Group CEO 03 Table of Contents Introduction What does the Code mean? 07 How do we implement the Code? 09 Five questions to ask when in doubt 11 Our Code of Conduct 13 Key points Conduct for Clients 15 Conduct for Our People 29 Conduct for Society 45 The following notes are inserted for easy reference: Good Example For Reference Q&A 05 06 CODE of CONDUCT NOMURA

What does the Code mean? This Code of Conduct sets out guidelines for Nomura Group directors, officers and employees to translate the Nomura Group Corporate Philosophy into actions. We reflect on our actions to ensure that they are in line with the Code. We promise clients and other stakeholders that we will uphold the highest standards of ethics and integrity under the Code. We carry out all of our business activities based on the Code. Purpose The Code is the pillar that supports Nomura Group. Management Vision Code of Conduct Business Strategy Risk Management Operating Model Values Culture 07 CODE of CONDUCT Message Introduction Clients Our People Society Q How does the Code of Conduct differ from our Founder’s Principles, and the Corporate Philosophy? A Our Corporate Philosophy, which is deeply ingrained in our Founder’s Principles, articulates our purpose, sets out our management vision, and clarifies the unchanging values that underpin everything we do. This Code is established as a guideline for each of us to translate the values embodied in our Corporate Philosophy into actions. Q Is the Code of Conduct different from other internal rules and regulations? A The Code underpins other internal rules and regulations, which set forth specific policies and procedures for ensuring that Nomura Group’s corporate activities and our conduct are in line with the Code. Q Who does the Code apply to? A The Code applies to all Nomura Group directors, officers and employees. 08 NOMURA

How do we implement the Code? Directors, officers, and employees Directors, officers, and employees have a responsibility to follow the Code as a member of Nomura Group. By putting the Code into practice, meet the trust and expectations of our clients and contribute to ensuring market integrity. Managers In addition, all managers have the following responsibilities. Lead by example Managers are expected to lead their team in the right direction by adhering to the Code. Embed the Code Managers are expected to properly explain the content of the Code to their team and ensure each team member fully understands. Provide an open environment Managers should respect each member of their team and listen closely to their ideas to encourage an environment of open discussion. Help your people grow Managers should acknowledge the differences of each individual in their team and provide guidance and development opportunities as necessary. Evaluate fairly When evaluating their team members, managers should take into account each person’s skill-set, attitude, awareness of compliance, and leadership. Message Introduction Clients Our People Society If the Code is violated: We may take disciplinary or preventive action to address any violation or potential violation of the Code which infringes on the trust placed in us by the market and our clients, or damages the reputation of Nomura Group. In such cases, managers may also be held accountable. 09 10 CODE of CONDUCT NOMURA

If you are unsure how to act, go back to the basics and ask yourself the following questions. Nomura 5 YES If in doubt, talk to your manager or compliance or other relevant functions as per local processes. Would you be comfortable if it were made public? Did you check relevant rules and regulations? Is it in the best interests of the client? Is the integrity of the market protected? Do you feel comfortable telling your family and friends? What should I do if the answer is NO? Do not proceed. Check what the problems are and make improvements until you are able to answer YES to all the questions. If you are still unsure, consult with your manager or compliance or other relevant functions as per local processes. QA What should I do if conflicts of interest occur between the client and the firm? The best interests for the client should be prioritized while observing the Code of Conduct. When unsure, you should confirm if you can answer “Yes” to all five “Nomura 5 YES” questions. Q A YES YES YES YES YES Five questions to ask when in doubt 11 12 Message Introduction Clients Our People Society CODE of CONDUCT NOMURA

Message Introduction Clients Our People Society Our Code of Conduct The Code of Conduct is based on the following three foundations: Our Clients, Our People, and Society. The Code has been put in place to help us translate our values into actions. The following CONDUCT for CLIENTS CONDUCT for OUR PEOPLE CONDUCT for SOCIETY pages describe each item in detail. 15 29 45 01 Pursue the best interests 07 Managing risks appropriately 31 Entrepreneurial of our clients 17 08 Be passionate about 17 Move towards the future Leadership 02 Continually enhance our achieving more 33 47 expertise and capabilities 19 09 Support for mutual growth 34 10 Promote teamwork 35 03 Leverage our collective 18 Contribute to a Teamwork strength 21 11 Create a comfortable work sustainable society 49 environment 36 04 Be the most trusted partner for 12 Never pursue self-interests 37 our clients 23 13 Control gifts and entertainment 38 19 Respect diversity and Integrity 05 Uphold the highest standards 14 Be responsible 39 human rights 51 of compliance 25 15 Learn from mistakes 41 20 Disclose information 06 Handle information properly 27 16 Speak up 43 appropriately 52 13 14 CODE of CONDUCT

CONDUCT for CLIENT S 06 Handle information properly 27 05 Uphold the highest standards of compliance 25 04 Be the most trusted partner for our clients 23 03 Leverage our collective strength 21 02 Continually enhance our expertise and capabilities 19 01 Pursue the best interests of our clients 17 We always place our clients at the heart of everything we do. To continue to be the most trusted partner for our clients, we collaborate with our team members and provide high quality services. CONDUCT for CLIENTS 15 16 Message Introduction Clients Our People Society CODE of CONDUCT NOMURA

CONDUCT for CLIENTS Pursue the best interests of our clients We serve clients with respect, and understand their needs and interests We provide thorough explanation considering the client’s understanding and experience We strive to provide proposals that exceed client expectations Whether or not you have opportunities to directly serve our clients, always keep in mind how our businesses can affect them Acting in the best interests of our clients means providing the optimal financial solution to meet our clients’ needs while also observing the Code of Conduct. Best interests does not necessarily mean maximizing economic interests, but rather developing and providing products and services from the client’s perspective. Furthermore, pursuing the best interests of the client also means to advise when you think something they asked you is not in their best interests. 01 To pursue the best interests of our clients: What does the best interests of our clients actually mean? We strive to meet our clients’ expectations by understanding their needs and proposing suitable products and services. 17 18 Message Introduction Clients Our People Society CODE of CONDUCT NOMURA

CONDUCT for CLIENTS Continually enhance our expertise and 02 capabilities We stay on top of the latest trends in financial and capital markets around the world We enhance our ability to identify risks our clients are exposed to We build our knowledge of both financial and other fields There have been many cases where unexpected events have resulted in severe losses. These include events that you thought would never occur because they had not occurred in the past, or those that very rarely occur. It is important to recognize there are certain types of risks (tail risk) that can cause significant loss when they become apparent. To serve our clients with expertise: “Tail risk” We take pride and responsibility as financial professionals to enhance our expertise and capabilities in providing the best services to our clients. We properly assess the risks of our clients and take appropriate actions as necessary. 19 20 Message Introduction Clients Our People Society CODE of CONDUCT NOMURA

CONDUCT for CLIENTS Leverage o 03 ur collective strength We understand the functions and roles of each division and department We stay up to date on the wide range of businesses and services we offer We proactively collaborate across various functions To leverage our collective strength: We provide optimal solutions to our clients by making full use of our collective strength. We work together across countries and regions to deliver our competitive edge. Nomura Group has various functions. If you face client needs which you haven’t faced before, you should make full use of our diverse resources, such as consulting with your colleagues, your manager or contact relevant departments in the firm to meet their needs. You should also try to take an interest in the activities of other departments and develop internal networks. Leverage our collective strength 21 22 Message Introduction Clients Our People Society CODE of CONDUCT NOMURA

04 CONDUCT for CLIENTS Be the most trusted partner for our clients We will propose products and services appropriate for each client We will provide information in accordance with the client’s investment experience We will improve the quality of our operations and avoid causing inconvenience to our clients due to errors in administrative procedures We will keep our clients informed and remain direct and prompt even in difficult communications We will let clients know our concerns if something they propose will not be beneficial for them Just because it is not against the law does not mean we can do anything that our clients request. Activities that undermine market integrity, and behavior that deviates from social norms are ultimately not beneficial for our clients. You should not be driven by immediate profits and should ask yourself if your actions will help build long-term relationships of trust with clients. Then, you should go back to “Nomura 5 YES” and check if what you are about to do is appropriate. To continue to be the most trusted partner for our clients: What does “for the client” mean? We will always place our clients at the heart of everything we do, deal with them with integrity, and build long-term relationships of trust. 23 24 Message Introduction Clients Our People Society CODE of CONDUCT NOMURA

CONDUCT for CLIENTS Uphold the highest 05 standards of compliance Clients may make wrong investment decisions if we fail to properly explain the nature and risks of financial products and services. Violation of the Duty of Explanation As a global investment bank, we act as an intermediary between the markets and our clients. We manage potential conflicts of interest appropriately to ensure our clients’ interests are not adversely affected. Conflict of Interest We work to protect our clients’ interests at all times. We act with integrity towards all our clients. If proper client verification is not carried out prior to a transaction and fraudulent activities occur, we will be unable to prevent proceeds of financial crime from entering into capital markets and terrorism funding. Money Laundering If we fail to prevent transactions with criminal organizations or their members, this can result in financing their illegal activities. Organized Crime Such conduct undermines the development of a sound economy. This will enable organized crime and allow terrorists to expand their sources of funding. We must maintain robust controls to prevent these activities. If someone enters into a transaction using material non-public information (“MNPI”) not known to others, that person will have an unfair advantage over other investors. We are committed to protecting market integrity. The use of MNPI for the benefit of a specific investor is unfair. Insider Trading If transactions intended to artificially change or peg prices are executed, investor decisions will be adversely affected and this will impede the fair operation of the markets. Market Manipulation Such conduct undermines market integrity and will lead to a loss of investor trust in the market. Given our role as a gatekeeper for capital markets, we do not tolerate such activities and work to prevent them. We must also act in accordance with principles of fair dealing and good faith. We strictly comply with applicable laws and regulations. In addition, we work with the highest level of compliance awareness to protect our clients and ensure market integrity. Examples of acts that are strictly prohibited 25 26 Message Introduction Clients Our People Society CODE of CONDUCT ~ :)

CONDUCT for CLIENTS Handle information properly We strictly manage entrusted client information and only use it in accordance with our client’s understanding. We strictly control and manage material non-public information to protect market integrity, and will never use it improperly. We properly manage internal information to protect the credibility of Nomura Group. 06 Details regarding Nomura’s business operations and other company information must not be shared with outside parties, including former directors, officers, and employees. If you receive requests for client information from outside parties, promptly report to your manager. If you are contacted by the media, do not respond based on your own judgment. Promptly contact your regional Corporate Communications Department and follow their instructions. Handling of Nomura Group information I believe it will benefit our clients if we promptly communicate information that is to their advantage. If it’s not prohibited by law such as insider information, there’s no issue, right? Q We must always consider market integrity and fairness. Please talk to your manager or contact Compliance if you are not sure. A 27 28 Message Introduction Clients Our People Society CODE of CONDUCT NOMURA

CONDUCT for OUR PEOPLE 16 Speak up 43 15 Learn from mistakes 41 14 Be responsible 39 13 Control gifts and entertainment 38 12 Never pursue self-interests 37 11 Create a comfortable work environment 36 10 Promote teamwork 35 09 Support for mutual growth 34 08 Be passionate about achieving more 33 07 Managing risks appropriately 31 We adapt to change. We are disciplined in everything we do. We strive to become better, and be the most trusted partners for our clients. CONDUCT for OUR PEOPLE 29 30 Message Introduction Clients Our People Society CODE of CONDUCT NOMURA

Message Introduction Clients Our People Society CONDUCT for OUR PEOPLE Managing risks appropriately: We understand we are accountable, have ownership in risk management and will be proactive in mind and action without leaving things to others 07 Managing risks appropriately In order to maintain trust from all of our stakeholders, we will not only comply with the rules and regulations concerning risk management but also take We will deepen our knowledge and understanding on risks, properly recognize appropriate actions with integrity, based on understandings of the purpose and evaluate them, and actively engage in risk management. We will assume and background of the rules, and with the highest expertise and ethical appropriate risks to pursue the improvement of Nomura Group’s corporate standards required of financial institutions value and provide the highest quality of services to our clients. Each employee is accountable and will work together to prepare for all possible contingencies. We acknowledge we may underestimate risks or take wrong actions. In case we recognize any risk management concerns or issues, we have a responsibility to proactively and promptly escalate concerns to our managers and relevant departments, even when not directly involved in the business We will strive to create a psychologically safe workplace, respecting each other’s opinions and do not treat in disadvantageous manners. As an organization we will recognize risks correctly and make appropriate decisions 31 32 CODE of CONDUCT NOMURA

CONDUCT for OUR PEOPLE I want to try something new, but I am worried about making mistakes. Nomura supports people who take on challenges. Challenges help us learn and provide critical opportunities for growth. Share your ideas with your manager. Managers should motivate their team and support them in taking on new challenges. Q A We listen and respect others’ views and cultivate our own mindsets We actively improve processes and utilize new technologies We always strive to develop our skills To keep growing: Be passionate 08 about achieving more We do not shy away from change and always move forward believing in our potential. 09 Support for mutual growth We strive to develop talent to ensure all of our people can realize their full potential through mutual support. We help our colleagues grow and maximize their potential by focusing on their individual needs To support for mutual growth: Providing guidance in an appropriate manner at work does not constitute power harassment. Managers are accountable for creating an inclusive environment for the development of their team through various approaches. Between guidance and harassment 33 34 Message Introduction Clients Our People Society CODE of CONDUCT NOMURA

CONDUCT for OUR PEOPLE Promote teamwork Create a 10 11 comfortable work environment We strive to maximize our full potential We communicate effectively and get to know each other better We fully share information, knowledge, expertise, and concerns within the team We share the same goals and work together to achieve them We accept flexible working styles Managers should be sensitive to the needs of their team members We are open to each other’s values, viewpoints and ideas that are different from our own to create an open environment in which everyone feels comfortable expressing their views We think of others and consider the impact of what we say or do To maximize teamwork: To create a comfortable work environment: We respect each other and foster an inclusive environment where everyone can contribute and have an active role. We hold ourselves to a higher standard and do not engage in behavior that can be perceived as harassment. We cultivate trust through empathy and open dialogue. We respect diversity and work together as a team. 35 36 Message Introduction Clients Our People Society CODE of CONDUCT NOMURA

CONDUCT for OUR PEOPLE Never pursue self-interests 12 13 Control gifts and entertainment We do not use information obtained in the course of our business or take advantage of our position at Nomura to gain any improper personal benefit. When trading securities using our personal account, we comply with applicable laws and regulations as well as rules set by Nomura Group companies. We do not offer or accept cash (including facilitation payments), cash equivalents, inappropriate gifts or excessive business entertainment from public officials and business counterparts. A client offered me a gift certificate. Can I accept it? You must not accept cash or cash equivalents from clients. However there may be exceptional circumstances where you may be allowed to accept. Please refer to internal guidelines for details. Q A 37 38 Message Introduction Clients Our People Society CODE of CONDUCT NOMURA

CONDUCT for OUR PEOPLE 14 Be responsible We show humility and commit to be accountable to our clients, our people and to society. We are humble in how we interact with others and strive to establish good relationships We are considerate of others and mindful of the impact of our words and actions We maintain personal integrity at all times and never commit acts that are considered socially unacceptable Our behavior: Be mindful of the fact that your action or words may be observed by others and could be taken as a representation of the firm. You should always exercise common sense and act responsibly. Social media is a convenient communication tool. However, disseminating inappropriate information and opinions may undermine the trust of clients with the firm. Keep in mind that regardless of whether you have identified yourself, the individual poster or the firm can be identified in many cases and significantly damage Nomura Group’s credibility and brand. Always exercise common sense and follow internal guidelines and other regulations when using social media. To be responsible 39 40 Message Introduction Clients Our People Society CODE of CONDUCT NOMURA

CONDUCT for OUR PEOPLE 15 Learn from mistakes We recognize our past mistakes and work to never repeat them. We learn from others’ mistakes and use them as an opportunity to reexamine ourselves. *Nomura Founding Principles and Corporate Ethics Day Nomura Group has caused several instances of misconduct in the past. We know how easy it is to lose society’s trust and how difficult it is to restore it. We have also learned a lot from our past mistakes. Every year on August 3*, we all take time to reflect on the lessons learned and renew our pledge to never repeat our past mistakes. Always remember 41 42 Message Introduction Clients Our People Society CODE of CONDUCT ——-0- NOMURA

Message Introduction Clients Our People Society CONDUCT for OUR PEOPLE We speak up: To help protect our clients, our people and the firm When we see something suspicious When we see misconduct To create an open environment where everyone feels comfortable voicing their concerns and seriously listen to those who speak up 16 Speak up We will respond with integrity to those who escalated their concerns and protect them from any retaliation We will promptly report any actual or suspected violations of applicable laws or regulations or behavior not in line with our Code of Conduct to our managers, Compliance, other relevant functions as per local Compliance Hotline processes, or the Compliance Hotline as appropriate. We have established the Compliance Hotline as a Whistleblowing System to enable employees to anonymously escalate issues or concerns. All information received through the Hotline is treated as strictly confidential. We carefully investigate all reports, and take corrective actions as necessary. You will not be subject to any adverse treatment for reports made in good faith. The information you provide may help us detect and correct misconduct early, and make Nomura a better firm. Don’t hesitate to speak up. 43 44 CODE of CONDUCT NOMURA

Message Introduction Clients Our People Society We have a responsibility to the communities where we live CONDUCT and work. We will proactively contribute to the creation of a better world. for CONDUCT for SOCIETY 17 Move towards the future 47 Contribute to a sustainable 18 49 society Respect diversity and human 19 51 rights Disclose information 20 52 SOCIETY appropriately 45 46 CODE of CONDUCT NOMURA

CONDUCT for SOCIETY 17 Move towards the future We pay attention to social issues surrounding us, strive to understand them, and think about what we can do We utilize our collective strength and new technologies including digital technologies, and work on resolving issues and create innovation To ensure flow of funds help resolve social issues: What exactly does Nomura Group mean by creation of “a better world”? As people have diverse values and diverse ways of experiencing happiness, the concept of “a better world” will look different for everyone. By facilitating the flow of risk capital through the financial market, we, as a financial services group, aim to support all stakeholders, including our clients, to raise ambition for change and have aspirations to make things better. Leveraging our extensive global franchise, diverse financial service capabilities, and the high expertise of our people, Nomura Group is committed to taking on new challenges to deliver added value to all stakeholders. We believe that as each employee embraces their own challenges, we are collectively empowered to create a better world. Q A We take on the challenge of supporting the flow of funds and fostering innovation that contribute to solving social issues and building a sustainable society, with the goal of creating a prosperous society. *Reference: “Background to Nomura Group Purpose” announced on April 1, 2024. 47 48 Message Introduction Clients Our People Society CODE of CONDUCT m- NOMURA

CONDUCT for SOCIETY Contribute 18 to a sustainable society We respect cultures and customs of all countries and regions, and always act responsibly toward the environment and society. We continue to actively engage in a wide range of social contribution activities, further broadening our own perspectives. We promote initiatives to globally expand our business and strengthen our corporate governance to achieve consistent growth. In developing and providing financial products and services, we recognize that protecting the global environment and implementing diverse initiatives are essential to maintaining development of both the economy and society. Improving our corporate value and promoting sustainable growth of the entire society share the same roadmap. It is essential for each of our people to have a common view on sustainability. Nomura’s view on Sustainability* * Sustainability: Economic and business development cannot be conducted without considering the environment and society. An integrated approach to pursuit profit and to maintain a long-term perspective to ensure a sustainable environment and society. We perceive and make efforts to address climate change and other impacts on our natural environment, by using resources effectively, and reducing power consumption Provide opportunities for a wide range of people to improve knowledge on finance, economy, and building assets, and contribute to the formation of a sound capital market We encourage active participation in activities that contribute meaningfully to society and encourage others to do the same What each of us can do now to contribute to society: 49 50 Message Introduction Clients Our People Society CODE of CONDUCT m- 0- NOMURA

CONDUCT for SOCIETY Respect diversity and human rights Disclose 19 20 information appropriately We retain accurate records and proactively ensure the fair, timely, and appropriate disclosure of financial information and non-financial information such as management strategies. This will enable us to be properly evaluated and trusted by society. We never falsify, intentionally conceal or maliciously destroy operational and financial information and retain it for a specified period To disclose information properly: We promote equitable opportunities and do not discriminate on grounds such as nationality, race, age, sex, gender, gender identity, sexual orientation, creed, social status, or existence of or nonexistence of disability. We respect differences in values and are always sincere. Respect for human rights is an indispensable and important element in realizing a sustainable society. At Nomura Group, our “Nomura Group Human Rights Policy” stipulates that we consider the impact of not only our own business activities but also those of our clients to whom loans and investments are made, suppliers, and contractors on human rights, and take appropriate measures as necessary. Based on this policy, we strive to respect human rights. Nomura Group’s Approach to Human Rights in its Business Activities 51 52 Message Introduction Clients Our People Society CODE of CONDUCT NOMURA

CODE of CONDUCT Nomura Group CODE of CONDUCT © NOMURA HOLDINGS, INC. ALL RIGHTS RESERVED. March 2026